                                                                   Exhibit 10.52



                  FORM OF WORKING CAPITAL ASSURANCE AGREEMENT
                            (______________________)

         THIS AGREEMENT is made as of the _______________________, by and between BALANCED CARE CORPORATION, a Delaware corporation, with a principal place of business at 5021 Louise Drive, Suite 200, Mechanicsburg, PA 17055 ("BCC") and ______________________, a Florida corporation, with a principal place of business at 1675 Palm Beach Lakes Blvd., West Palm Beach, FL 33401 (the "Lessor").

                              W I T N E S S E T H:

         WHEREAS, the Lessor and __________________________________________, a
Delaware limited liability company (the "Lessee") have agreed to enter into that certain Lease Agreement, of even date herewith, relating to certain premises located in _______________________________ (the "Lease") and all capitalized terms used herein and not otherwise defined herein shall have the same meanings as ascribed to such terms in the Lease; and

         WHEREAS, pursuant to a Shortfall Funding Agreement dated of even date herewith (the "Shortfall Agreement") between Lessee, the Members (as defined in the Shortfall Agreement) and BCC, Lessee has deposited as of the date hereof in a collateral bank account (the "Cash Collateral Account") for the benefit of Lessor the sum of $_______ (the "Cash Collateral"), and will on or before April 30, 1998, cause to be issued and delivered to Lessor an irrevocable standby letter of credit in the amount of $_______ (the "LC") for the benefit of Lessor and payable to Lessor in form and issued by an institution satisfactory to Lessor in its sole discretion (such LC to replace the initial funding in the Cash Collateral Account and to increase the total amount of capital available for Lessee to fund operations and pay sums owing to Lessor under the Lease and other Lease Documents), which shall be used to fund operational losses anticipated in connection with the Facility (the LC, together with sums deposited in the Cash Collateral Account, are referred to herein as the "Working Capital Reserve"); and

         WHEREAS, BCC has agreed that, in the event that Lessor for any reason whatsoever is unable to obtain funds pursuant to the LC or in the Cash Collateral Account, or if the LC and Cash Collateral have been depleted, BCC will unconditionally fund operational losses to the Lessee pursuant to the Shortfall Agreement; and

         WHEREAS, as additional security for the obligations of Lessee under the Lease (the "Lease Obligations"), the Lessor has requested the execution and delivery of this Agreement.

         NOW THEREFORE, for good and valuable consideration paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged and in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

         1. (a) BCC unconditionally agrees to loan to the Lessee sufficient funds, by means of working capital loans (collectively, the "Working Capital Loans"), to pay and satisfy the amount by which the Lessee's cash requirements to meet its obligations (including, without limitation, operating expenses, debt service and the obligations of Lessee under the Lease) due and payable during any month exceed the gross revenues received by the Lessee during such month (the "Shortfall"). Working Capital Loans from BCC to Lessee shall be made without regard to any default, breach of condition, bankruptcy of Lessee or failure to satisfy any condition or obligation under the Shortfall Agreement. BCC shall, without further direction, advance to the Lessee an amount equal to the Shortfall within three (3) days after demand by Lessor or Lessee in the form of Working Capital Loans so that the Lessee is able to meet all of its working capital obligations (including, without limitation, the obligations of Lessee under the Lease) when due. BCC acknowledges that the covenants and agreements made hereunder by BCC are being made to induce the Lessor to enter into and accept the Lease and enable the Lessee to fulfill its working capital obligations, including, without limitation, the obligations of Lessee under the Lease. Accordingly, it is expressly intended by BCC that the covenants and agreements by BCC hereunder may be relied upon and enforced by the Lessor. In furtherance of the foregoing, Lessor shall have the right to directly request from BCC any advance needed to satisfy such Shortfalls, and upon such request the same shall be funded by BCC.

                  (b) The obligations of BCC contained herein are absolute and unconditional obligations to Lessor, and no provision herein or any other agreement to which BCC is a party (including without limitation the Shortfall Agreement) shall be construed to the contrary. Without limiting the generality of the foregoing, should any conflict exist between the provisions of the Shortfall Agreement and the provisions of this Agreement, the provisions of this Agreement shall control.

         2. Notwithstanding any provision to the contrary set forth herein, BCC's obligation to provide the Working Capital Loans, and advance Shortfalls, to the Lessee shall not commence until such time as the full amount to be deposited by Lessee in the Working Capital Reserve has been depleted, by drawing down on the LC or by making withdrawals from the Cash Collateral Account, as appropriate; provided, however, should funds in the Working Capital Reserve available in the Cash Collateral Account or through drawing down on the LC not be available to fund the working capital needs of Lessee for any reason whatsoever, BCC shall nonetheless have the obligation to fund Shortfalls as herein provided. When the working capital needs of Lessee require such action, Lessor shall make demand to draw down on the LC or withdraw sums from the Cash Collateral Account, as appropriate, until fully depleted to fund such working capital needs of Lessee.

         3. (a) The Lessor shall not amend, modify or otherwise alter the Lease or any other Lease Document (as defined in Appendix 1 to the Shortfall Agreement) without BCC's prior written consent, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the previous sentence, the obligations of BCC hereunder shall not be affected by the termination, discontinuance, release or modification of any agreement from any endorser, surety or guarantor of the obligations of Lessee under the Lease.

                  (b) In addition, the Lessor hereby covenants and agrees with BCC that, except in connection with the exercise or any of its rights and/or remedies under the Lease Documents, the Lessor shall not terminate the Lease without the prior written consent of BCC, which consent shall not be unreasonably withheld, conditioned or delayed.

         4. The obligations of BCC hereunder shall not be affected by any change in the beneficial ownership of the Lessee or by reason of any disability of the Lessee. This Agreement shall be in addition to any guaranty or other security for the Lease Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such guaranty or security. This Agreement shall continue to be effective or be reinstated, as the case may be, if, at any time, any payment of the Lease Obligations is rescinded or must otherwise be returned by the Lessor upon the insolvency, bankruptcy or reorganization of the Lessee or otherwise, all as though such payment had not been made.

         5. Without limiting BCC's obligation to provide the Working Capital Loans, upon the occurrence of any Default under any of the Lease Documents, BCC shall have the right, but not the obligation, to cure such Default within any applicable notice and grace periods provided in the Lease Documents, and, to the extent permitted by law, enter upon the Facility, if necessary, for such purpose and take all such actions as BCC may deem necessary or appropriate to remedy such Default. The Lessor agrees to give written notice to BCC of any Default under the Lease or any other Lease Document for which Lessor becomes aware; provided, however, such notice shall only be required if Lessor is otherwise obligated to give Lessee notice of such Default. The Lessor agrees to accept any remedy performed by BCC or any affiliate of BCC as if the same had been performed by the Lessee.

         6. Any notice, request, demand, statement or consent made hereunder shall be in writing and shall be deemed duly given if personally delivered, sent by certified mail, return receipt requested, or sent by a nationally recognized commercial overnight delivery service with provisions for a receipt, postage or delivery charges prepaid, and shall be deemed given when postmarked or placed in the possession of such mail or delivery service and addressed as follows:

IF TO BCC:                 Balanced Care Corporation
                           5021 Louise Drive, Suite 200
                           Mechanicsburg, PA  17055
                           Attn:  President

WITH COPIES TO:            Balanced Care Corporation
                           5021 Louise Drive, Suite 200
                           Mechanicsburg, PA  17055
                           Attn:  General Counsel

                           and

                           Kirkpatrick & Lockhart LLP
                           1500 Oliver Building
                           Pittsburgh, Pennsylvania  15222-2312
                           Attn:  Steven J. Adelkoff, Esq.

IF TO THE LESSOR:          Shippensburg ALF, Inc.
                           1675 Palm Beach Lakes Boulevard
                           West Palm Beach, FL 33401

or at such other place as any of the parties hereto may from time to time hereafter designate to the others in writing. Any notice given to BCC or the Lessee by the Lessor at any time shall not imply that such notice or any further or similar notice was or is required.

         7. This Agreement shall be construed, and the rights and obligations of the Lessor, the Lessee and BCC shall be determined, in accordance with the laws of the State in which the Leased Property is located, excluding its conflicts of laws.

         8. This Agreement and BCC's obligations hereunder shall automatically terminate upon the purchase by BCC or an affiliate of BCC of all of the issued and outstanding equity of the Lessee or substantially all of the assets of Lessee; provided, however, such purchases may only be made in accordance with the terms and conditions of the Lease and other Lease Documents.

         9. The Lessor covenants and agrees with BCC that the Lessor shall not consent to any assignment of the Lessee's interest under the Lease (except to BCC or an affiliate of BCC) or any transfer of substantially all of the Lessee's assets or any transfer of the issued and outstanding equity of the Lessee without the prior written consent of BCC, which consent BCC may withhold in its sole and absolute discretion. In addition, in the event that, in violation of the terms of the Lease, (a) the Lessee attempts to assign its interest in the Lease (or transfer substantially all of its assets), (b) the current holders of the issued and outstanding equity of the Lessee attempt to transfer any such equity or (c) if any of the events described in Section 25.1.3 of the Lease occurs with respect to Lessee, the Lessor covenants and agrees with BCC that, subject to applicable law, the Lessor shall use reasonable efforts to terminate the Lease (in accordance with the terms thereof) and shall enter into a new lease of the Property with BCC (or any of its wholly-owned subsidiaries, provided, that BCC executes and delivers a guaranty of any such lease, in form and substance acceptable to Lessor), in form and substance acceptable to the Lessor; provided, however, that any such lease shall be substantially similar to the Lease. In connection with the execution and delivery of any such lease, (y) the new lessee shall execute and deliver any additional documents that the Lessor may request, in form and substance similar to the Lease Documents and (z) BCC shall deliver to the Lessor such evidence as Lessor shall request, in form and substance acceptable to the Lessor, that the new lease and all other documents executed and delivered in connection therewith have been duly authorized, executed and delivered and are enforceable. BCC agrees to pay upon 3 days after written demand all of the costs and expenses reasonably incurred by the Lessor (including, without limitation, attorneys' fees and expenses) in connection with the performance of the Lessor's obligations under this Section 11.

         10. (a) Financial Information. Lessor reserves the right to reasonably require financial information (including tax returns, detailed cash flow information and contingent liability information) of BCC at such times as Lessor shall deem reasonably necessary, and BCC shall promptly provide such information to Lessor in a form reasonably satisfactory to Lessor.

                  (b) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to its subject matter and supersedes any prior understandings or agreements between the parties with respect to such subject matter.

                  (c) Amendments. This Agreement may be modified or amended only by a written instrument executed by the Lessor, the Lessee and BCC.

                  (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single instrument.

                  (f) Future Cooperation. Each party covenants and agrees to take such further action and execute such further documents as may be necessary or appropriate to carry out the intention of this Agreement.

                  (g) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

                  (h) Third Party Beneficiary. The parties hereto intend and agree that Lessor shall be deemed a third party beneficiary of the Shortfall Agreement with respect to the obligation of BCC to provide Working Capital Loans to Lessee; and in that regard, Lessor shall be permitted to enforce against BCC such provisions in the Shortfall Agreement requiring BCC to advance such Working Capital Loans to Lessee; provided, however, Lessor shall have no obligations whatsoever under, or liability with respect to, the Shortfall Agreement.

                  (g) Cooperation In Bankruptcy. For purposes of this Subsection, the following terms shall have the following meanings: The term "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. Section 101 et seq. and the term "Reorganization" shall mean any voluntary or involuntary dissolution, execution sale, liquidation, winding-up, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving Lessee or any equity owner of Lessee (a "Member") or any assignment for the benefit of creditors or any marshaling of the assets or liabilities of Lessee or any Member or any sale of all or substantially all of the assets of Lessee or any Member. In the event (i) of a Reorganization of Lessee or any Member of Lessee, and (ii) in connection with such Reorganization, that the Lessee attempts to reject or otherwise invalidate the Asset Purchase Option (as defined in the Shortfall Agreement) or any Member attempts to reject or otherwise invalidate the Option (as defined in the Option Agreement dated as of March 31, 1998 among BCC and the Members), BCC agrees to cooperate, subject to applicable laws, with Lessor with respect to the Reorganization, which cooperation shall include, without limitation, voting with Lessor regarding any plan of Reorganization proposed or endorsed by Lessor in accordance with the Bankruptcy Code that results in BCC or an Affiliate of BCC controlling the Facility; provided, however, Lessor shall (subject to the provisions of applicable law) in any such Reorganization only endorse or proffer such plans, and take such actions, that require the equity ownership of the Lessee or the assets of the Lessee be acquired by BCC or a wholly-owned subsidiary of BCC (with BCC executing and delivering a guaranty of all obligations of such subsidiary owed to Lessor, in form and substance acceptable to Lessor).

                  (h) Agreement Regarding Acquisition of Equity or Assets of Lessee. Without in any manner limiting the obligations and duties of BCC under that certain Amended and Restated Subordination and Standstill Agreement dated as of March 31, 1998, in favor of Lessor, BCC shall use its best efforts in the case of a foreclosure of the Lease pursuant to its Leasehold Mortgage or the execution by BCC on the equity interests of the Members under that certain Equity Pledge Agreement dated as of March 31, 1998 executed by the Members and Lessee in favor of BCC to acquire all of the assets of or equity interests in Lessee (as the case may be) at the time of such foreclosure or execution.

                  (i) Failure to Fund Working Capital Reserve. In connection with the development of the Facility, the Lessee is obligated to contribute to the Cash Collateral Account sufficient capital to fund pre-opening and start up costs for the Facility, all as more fully described in the Shortfall Agreement. As of the date hereof, the Lessee has deposited cash into the Cash Collateral Account in the amount of $312,500, and is obligated pursuant to Section 27 of the Development Agreement to deliver to Lessor the LC in the amount of $625,000 (where upon, Lessor shall return to Lessee the amount of cash placed as of the date hereof in the Cash Collateral Account). In the event for any reason whatsoever that the Lessee does not deliver to Lessor by April 30, 1998, the LC in the amount of $625,000 required pursuant to Section 27 of the Development Agreement, then BCC shall be unconditionally obligated to (i) exercise (or cause a wholly-owned subsidiary to exercise) BCC's option to purchase the equity ownership interest of the Lessee pursuant to that certain Option Agreement of even date herewith among BCC and the equity owners of Lessee and either (A) enter into direct a lease for the Facility with Lessor on the terms and conditions described in the Lease or (B) cause a wholly-owned subsidiary of BCC to enter into a lease for the Facility with Lessor on the terms and conditions described in the Lease (in which event BCC shall provide to Lessor an unconditional guaranty of all obligations of such wholly-owned subsidiary on terms and conditions satisfactory to Lessor) and (ii) deliver to Lessor the LC as required in Section 27 of the Development Agreement in the amount of $625,000.

                  (j) Financial Information/Confidential Information. (a) So long as BCC is subject to reporting requirements under the Securities Act of 1934, as amended (the "'34 Act"), BCC shall provide to Lessor (in lieu of any other financial reporting required by Lessor under the Lease Documents with respect to BCC and its Affiliates) all financial information and financial data that BCC is required to file with the Securities and Exchange Commission (the "SEC") as provided in the '34 Act and the regulations related thereto, at such times as BCC is required to file such information and data with the SEC. Should BCC or any Affiliate of BCC purchase the equity interests of the Tenant or receive an assignment of the Lease from the Tenant, BCC shall comply with all reporting requirements referenced in Section 5 of the Lease.

         (b) Lessor hereby covenants and agrees, on behalf of Lessor and all Affiliates of Lessor, that all Confidential Information (as hereinafter defined) will be held and treated by Lessor, Lessor's Affiliates and the agents and employees of Lessor and its Affiliates in confidence and will not, except as explicitly consented to by BCC in its sole discretion, be disclosed by Lessor, its Affiliates or the agents and employees of Lessor or its Affiliates, in any manner whatsoever, in whole or in part, and will not be used by Lessor, its Affiliates or the agents and employees of Lessor or its Affiliates other than in connection with the Related Transactions (as defined in Section 36 of the Development Agreement). Lessor further agrees on behalf of itself and its Affiliates (i) to disclose Confidential Information only to (A) Lessor's employees who need to know the Confidential Information for purposes as determined by Lessor and (B) potential or actual participants or assignees of Lessor's interest in the Lease, the other Lease Documents, any other documents related thereto and the Facility, but only after receiving from such potential or actual participants or assignees an agreement whereby the recipient of such Confidential Information agrees to be bound by the provisions hereof relating to confidentiality and non-disclosure, (ii) to employ all reasonable procedures to ensure that neither the Lessor, nor its Affiliates, agents, employees or potential or actual participants or assignees of Lessor or its Affiliates use the Confidential Information in connection with trading in the securities of BCC or communicate such information to others who so trade in such securities and
(iii) that any Confidential Information not returned to BCC, the Management Firm or Lessee, as applicable, will be held by Lessor and kept subject to the terms of this Section or destroyed.

         (c) As used in this Section, (i) "Confidential Information" means all information and data containing or otherwise reflecting information concerning BCC or any Affiliate of BCC, or any facility in a Related Transaction, which is not available to the general public but is material to the business, financial condition, or prospects of BCC and its Affiliates or otherwise would be material to making an investment decision with respect to the publicly traded securities of BCC, together with analyses, compilations, studies or other documents, whether prepared by BCC, Lessor or any other Entity (as defined in Appendix 1 to the Shortfall Agreement), which contain or otherwise reflect such information and (ii) "Affiliates" has the meaning ascribed to such term in the Development Agreement dated as of March 31, 1998 (the "Development Agreement") among Lessor, BCC Development & Management Co. a Delaware corporation and Senior Care Operators of Shippensburg, LLC, a Delaware limited liability company.

         EXECUTED as a sealed instrument as of the date first written above.

WITNESS:                                    BCC:

                                            BALANCED CARE CORPORATION, a
                                            Delaware corporation


_____________________________________       By:________________________________
Name:                                            Name:
                                                 Title:




WITNESS:                                    LESSOR:

                                            ___________________________________



_____________________________________       By:________________________________
Name:                                            Name:
                                                 Title:







                                      S - 1
                      [Working Capital Assurance Agreement]

                         Omitted Exhibits


Exhibits            Description
--------            -----------
1.1A                Real Property Description

1.1B                Permitted Encumbrances

2.1                 Conditions Precedent

3.1                 Budget

3.5                 Replacement Reserve Procedures

5.1                 Compliance Certificate

19.1(d)             Off-Site Construction Agreements

19.1(t)             Beneficial Interest of Parties

19.1(w)             Permits

19.1(w)(1)          Unsatisfied Conditions re Off-Site Improvements

24.b                Operating Expenses and Operating Revenues

27.8A               Notice of Lease

27.8B               Assignment of Leases, Rents and Receivables

27.8C               Assignment of Leases, Rents and Receivables re Cross-Coll